United States securities and exchange commission logo





                     February 12, 2021

       Gregory Rustowicz
       Vice President Finance and Chief Financial Officer
       Columbus McKinnon Corporation
       205 Crosspoint Parkway
       Getzville, NY 14068

                                                        Re: Columbus McKinnon
Corporation
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2020
                                                            Filed May 27, 2020
                                                            File No. 001-34362

       Dear Mr. Rustowicz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology